CONFIDENTIAL TREATMENT

EXHIBIT I

WARRANT PURCHASE AGREEMENT

This Warrant Purchase Agreement (the “Agreement”), dated as of April 3, 2012, is by and between Sofinnova Venture Partners VII, L.P. (the “Seller”) and OTA LLC (the “Buyer”).

WITNESSETH:

WHEREAS, the Seller owns certain warrants issued on December 14, 2010 (collectively “the Warrant”) to purchase up to an aggregate of [***]1 ordinary shares of Amarin Corporation PLC (the “Issuer”) common stock, having an exercise price equal to the greater of (i) US$1.50 per share of common stock or (ii) an amount in U.S. dollars equal to £0.50 per share of common stock (in each case, as adjusted for stock splits, stock dividends, stock combinations and the like), and an expiration date of October 16, 2014;

WHEREAS, the Ordinary Shares issuable upon exercise of the Warrant (the “Warrant Shares”) are currently registered pursuant to Registration Number 333-163704, which registration statement has been declared effective in accordance with the Securities Act of 1933, as amended (the “Securities Act”) by the United States Securities and Exchange Commission;

WHEREAS, the parties hereto desire that the Seller sells, transfers, conveys and assigns to Buyer, and Buyer purchases and acquires from the Seller, the Warrant (or a portion thereof) and any and all rights and benefits incident to the ownership thereof (including, without limitation, any registration rights pertaining to the portion of the Warrant sold);

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Sale and Purchase of Warrant; Settlement.

1.1 Sale and Purchase.

(a) Subject to the terms and conditions of this Agreement, on the Closing date of this Agreement, the Seller shall sell, convey, assign and deliver to Buyer, and Buyer shall purchase from the Seller, the Warrant (or the portion of the Warrant determined in accordance with Section 1.1(b) below) and any and all rights and benefits incident to the ownership thereof (including, without limitation, any registration rights pertaining to the portion of the Warrant sold).

(b) The parties agree that, for each Warrant Share that Buyer is able to sell under the instructions contained in this subparagraph, the Seller will sell to Buyer and Buyer will purchase one Warrant Share for the Purchase Price (defined below). Buyer agrees to purchase each Warrant Share for a purchase price equal to $[***]2 (as adjusted, the “Purchase Price”), subject to adjustment as provided herein should the Buyer be unable to sell the Warrant Shares at a [***]3 [***]4. If Buyer is unable to sell all Warrant Shares within such [***]5, then Buyer shall seek written approval of the Seller prior to selling the remainder of such Warrant Shares (the “Remaining Warrant Shares”). Should Seller elect not to provide such approval, this Agreement shall terminate with respect to the sale of such Remaining Warrant Shares by Buyer on behalf of Seller (and the corresponding sale of the Warrant for such Remaining Warrant Shares from Buyer to Seller) hereunder and Seller shall sell and Buyer shall purchase only that portion of the Warrant that does not relate to the Remaining Warrant Shares. The Purchase Price of each Warrant Share will be adjusted to reflect [***]6 for the Issuer’s common stock (NASDAQ: AMRN) [***]7 (the “Final Average”). To clarify, the Seller will instruct the Buyer to [***]8, which Seller may communicate to Buyer via electronic mail. The Purchase Price will be adjusted based on the Final Average of the stock sales. By way of example only, if all [***]9 shares of AMRN are sold by Buyer for a Final Average of $[***]10 per share, the Purchase Price hereunder will be reduced by [***]11. The Buyer will furnish Seller with partial reports of common stock sales every hour the order is in effect and, based upon the foregoing, the [***]12.

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1 CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

2 CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

3 CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

4 CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

5 CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6 CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

7 CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

8 CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

9 CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

10 CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

11 CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

12 CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONFIDENTIAL TREATMENT

(c) Within two (2) Business Days after the date hereof the Seller shall deliver or cause to be delivered to the Issuer the Warrant (to the extent the Issuer does not already hold such Warrant) together with a duly executed Form of Assignment with a request that the Issuer transfer the Warrant to, and issue and deliver the new warrant to the Buyer. Buyer will communicate directly with the Issuer in order to effect exercise of the Warrant pursuant to its terms.

(d) Upon receipt of notice from the Issuer of the Issuer’s re-issuance of the Warrant into the Buyer’s name, the Buyer shall wire transfer the Purchase Price to the Seller’s account. No transfer of the Warrant shall take place until the receipt of the Purchase Price by Seller (such time, the “Closing”).

1.2 Other Agreements. Buyer and Seller each represent and warrant that they have reviewed the purchase agreement (and registration rights agreement, if any) relating to the initial sale of the Warrant by the Issuer. Buyer and Seller each acknowledge that the sale and purchase made hereunder is expressly subject to the terms and conditions of such agreements. In addition, Buyer hereby expressly agrees to be bound by the terms and conditions thereof.

Section 2. Representations and Warranties of Buyer. Buyer represents and warrants to the Seller, as of the date hereof and as of the Closing, as follows:

2.1 Organization; Authority. Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership or other applicable power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by the Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of the Buyer. This Agreement, when executed and delivered by the Buyer, will constitute a valid and legally binding obligation of the Buyer, enforceable against Buyer in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws.

2.2 No Conflicts; Advice. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated thereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which the Buyer is a party. Buyer has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Warrant.

2.3 No Litigation. There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of the Buyer, threatened against the Buyer which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

2.4 Buyer Status. At the time the Buyer was offered the Warrant, it was, at the date hereof it is, and on the Closing it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act and a “qualified institutional buyer” as defined in Rule 144(A) under the Securities Act, having such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Warrant and any Warrant Shares issued upon the exercise of the Warrant. Buyer was not solicited to purchase the Warrant through any form of general solicitation or general advertisement.

CONFIDENTIAL TREATMENT

2.5 Consents. No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other person is required for the valid authorization, execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby.

2.6 Sophistication. Buyer (i) is a sophisticated entity with respect to the purchase of the Warrant and underlying Warrant Shares, (ii) is able to bear the economic risk associated with the purchase of the Warrant, (iii) has such knowledge and experience so as to be aware of the risks and uncertainties inherent in the purchase of investments of the type contemplated in this Agreement, and (iv) has independently and without reliance upon Seller, and based on such information as Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Buyer has relied upon Seller's express representations and warranties in this Agreement. Buyer acknowledges that Seller has not given Buyer any investment advice, credit information or opinion on whether the purchase of the Warrant is prudent.

2.7 Non-Public Information. Buyer is not purchasing the Warrant “on the basis of” (as defined in Rule 10b5-1 of Securities Exchange Act of 1934, as amended (the “Exchange Act”)) any material, non-public information about the Warrant or the Issuer.

Section 3. Representations and Warranties of the Seller. Seller represents and warrants to Buyer, as of the date hereof and as of the Closing, as follows:

3.1 Authorization of Agreement. Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership or other applicable power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by the Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of such Seller. This Agreement, when executed and delivered by the Seller, will constitute a valid and legally binding obligation of the Seller, enforceable against Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws.

3.2 Title to the Warrant. Seller is the lawful owner of the Warrant with good and marketable title thereto, and the Seller has the absolute right to sell, assign, convey, transfer and deliver the Warrant and any and all rights and benefits incident to the ownership thereof (including, without limitation, any registration rights pertaining to the Warrant), all of which rights and benefits are transferable by the Seller to Buyer pursuant to this Agreement, free and clear of all the following (collectively called “Claims”) of any nature whatsoever: security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances, lock-up arrangements, options, rights of first offer or refusal, community property rights, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral and whether or not relating in any way to credit or the borrowing of money. Delivery to Buyer of the Warrant will (i) pass good and marketable title to the Warrant to Buyer, free and clear of all Claims (assuming that the Buyer is a bona fide purchaser within the meaning of Section 8-302 of the New York Uniform Commercial Code), and (ii) convey, free and clear of all Claims, any and all rights and benefits incident to the ownership of such Warrant (including, without limitation, any registration rights pertaining to the Warrant).

3.3 No Conflicts; Advice. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated thereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court which the Seller is subject to and aware of, or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which the Seller is a party. Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its sale of the Warrant.

CONFIDENTIAL TREATMENT

3.4 No Litigation. There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of the Seller, threatened against the Seller which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

3.5 Consents. No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other person is required for the valid authorization, execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated thereby.

3.6 Bankruptcy. Seller is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of United States Bankruptcy Code Section 368(a)(3)(A) (or related provisions)) or involved in any insolvency proceeding or reorganization.

3.7 Non-Public Information. Seller is not selling the Warrant “on the basis of” (as defined in Rule 10b5-1 of the Exchange Act) any material, non-public information about the Warrant or the Issuer.

Section 4. Survival of Representations and Warranties; Etc. All representations and warranties of Buyer and the Seller shall survive the Closing for a period of one year. Seller may rely upon this Agreement for the purpose of assuring its compliance with applicable law.

Section 5. Indemnification.

Each party hereto shall indemnify, defend and hold harmless, the other party (and its respective affiliates, directors, officers, employees, successors and assigns) from and against any and all losses, claims, damages, liabilities and expenses based upon, arising out of or otherwise in respect of, any inaccuracy in, or any breach of, the representations or warranties of such party and the covenants or agreements made by such party in this Agreement.

Section 6. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax (upon confirmation of receipt), or 72 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below.

Buyer

OTA LLC

One Manhattanville Road

Purchase, NY 10577

Attn: Stephan Skinner

Seller

Sofinnova Venture Partners VII, L.P.

2800 Sand Hill Road, Suite 150

Menlo Park, CA 94025

Attn: Nathalie Auber

Section 7. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, and permitted assigns..

Section 8. Counterparts. This Agreement may be executed via facsimile in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

CONFIDENTIAL TREATMENT

Section 9. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 10. Entire Agreement. This Agreement represents the entire agreement of the parties hereto and thereto with respect to the matters contemplated hereby and thereby, and there are no written or oral representations, warranties, understandings or agreements with respect thereto except as expressly set forth herein and therein.

Section 11. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each party or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.

Section 12. Confidentiality. Each of the Buyer and the Seller hereby agrees, without the prior written consent of the other, to not disclose, and to otherwise keep confidential, the sale of the Warrant contemplated hereby, except to the Issuer and to the extent that disclosure thereof is required by law, rule or regulation; provided, however, that the Buyer and the Seller may disclose information regarding such sale to their respective accountants, attorneys, limited partners, shareholders and other interest holders.

Section 13. Further Assurances. Each of the Buyer and the Seller hereby agrees and provides further assurances that it will, in the future, execute and deliver any and all further agreements, certificates, instruments and documents and do and perform or cause to be done and performed, all acts and things as may be necessary or appropriate to carry out the intent and accomplish the purpose of this Agreement.

Section 14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without regard to the conflicts of laws principles thereof.

Section 15. Dispute Resolution.

(a) All disputes or claims arising under or in any way relating to this Agreement shall be settled by arbitration before a panel of three arbitrators (with one designated by the Buyer and one designated by the Seller, and the third arbitrator designated by the first two) pursuant to the rules of the American Arbitration Association. Any arbitrator designated by the Buyer or the Seller must be an “Independent Person.” For the purposes of this Section 15, an “Independent Person” shall be an individual who is not and has not been (i) a director, officer, employee, agent or shareholder of either party hereto, (ii) a consultant to either party hereto, (iii) a person with a direct or indirect financial interest in any contract with either party hereto, (iv) a director, officer or key employee of a company at a time when such company was party to a contract with either party hereto, or (v) a relative of any person referred to in clauses (i), (ii), (iii) or (iv) above. As used in the immediately preceding sentence, the term “either party hereto” shall be deemed to include any affiliates of the parties hereto. Any such arbitration shall take place in San Francisco, California. Arbitration may be commenced at any time by either party hereto giving written notice to the other party hereto that such dispute has been referred to arbitration under this Section 15. The third arbitrator shall be selected as prescribed above, but if the first two arbitrators do not so agree within 30 days after the date of the notice referred to above, the selection shall be made pursuant to the rules of the American Arbitration Association from the Commercial Arbitration Panel maintained by such Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. In making such award, the arbitrators shall be authorized to award interest on any amount awarded. This provision for arbitration shall be specifically enforceable by the Seller and the Buyer and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each of the Seller and the Buyer shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim or any defense or objection thereto was frivolous or in bad faith, the arbitrators may assess, as part of the award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection.

CONFIDENTIAL TREATMENT

(b) The parties hereto acknowledge that a breach of this Section 15 would result in irreparable injury to the non-breaching party, and the non-breaching party will be entitled to seek equitable relief, including specific performance, to enforce the provisions of this Section 15.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above-written.

OTA LLC

By:
Name:	Ira Leventhal
Title:	CEO

Sofinnova Venture Partners VII, L.P.
By:	Sofinnova Management VII, L.L.C.
its General Partner

By:
Managing Member